January 16, 2012

Joe Saporito

Dear Joe,

We are pleased to extend you an offer to join Rackspace, first as an Accounting Supervisor from February 6, 2012 until no later than March 1, 2012, and then, pending successful completion of your role as and Accounting Supervisor, you will take the role of Chief Accounting Officer starting no later than March 1, 2012. Please note that the following offer is made contingent on your passing the Company's pre-employment screening process, which includes a criminal background check, education verification and reference check. You will be attending Rookie Orientation from February 7 to February 10, 2012.

We are offering you a bi-weekly salary of $10,576.92, which is $275,000.00 annualized.  In addition to your annual pay, you will have an opportunity to earn 50% of your salary with the Semi-Annual Rackspace Profit Sharing Plan.  You must be employed at the time of the bonus payout in order to be eligible for the Profit Sharing Plan. The Company also offers an excellent benefits package including medical, dental, disability, life insurance and 401(k). You are eligible to begin your participation in our benefits on your hire date.

In  addition, you will be awarded an equity award, valued at $550,000 (based on accounting value at the time of grant), pending final approval by our compensation committee in accordance with our equity award policies and procedures. Half of the grant value would be issued in the form of at-the-money stock options, with a strike price equal to the closing share price at the date of the grant. The other half would be issued in the form of restricted share units in our parent corporation, Rackspace Hosting, Inc. The equity awards are expected to be granted within 90 days of your employment commencement date. The equity awards will be issued pursuant to the Rackspace Hosting, Inc. 2007 Amended and Restated Long Term Incentive Plan and our standard form of Stock Option (time-vesting) and Restricted Stock Unit (time-vesting) Agreements.

Also, pending additional approvals from the compensation committee and based on your satisfactory performance in your role at Rackspace (which determination shall be at the sole discretion of your Rackspace supervisor), two additional equity awards, identical in amount and form as the award described above, may be granted to you. Such awards would be subject to the then-current form of applicable agreement as approved by the compensation committee. The awards would be tentatively scheduled to be awarded at the next two Company performance review periods (currently scheduled for August 2012 and February 2013) and stock options would be granted with a strike price equal to the share closing share price at the date of the grant.

We are offering you our Fanati-Black relocation package which includes a full pack and move and a lump sum relocation advance of $35,000. These benefits will be administered by our relocation partner, Relocation Synergy. Upon execution of the offer letter and relocation repayment agreement, Relocation Synergy will contact you to assist you in your relocation. A full summary of relocation benefits is attached. After being employed by Rackspace for 1 year, then no advance will be required to be repaid.

The contents of this letter do not form an employment contract or alter your at-will employment status.  All Company personnel are at-will employees.  This means that either the Company or the employee may terminate the employment relationship at any time, for any reason or no reason.  Only the Chief Executive Officer may enter into any agreement to the contrary, whether verbal or written, with any employee.  If the Chief Executive Officer should choose to enter into an agreement to the contrary, it must be a written agreement signed by him to be valid.

Again, we are pleased to represent Karl Pichler in offering you the opportunity to join Rackspace.

Sincerely,

Rackspace Employee Services

I accept the offer to join Rackspace as a Chief Accounting Officer with Karl Pichler and agree to the terms outlined above.

/s/ Joe Saporito	January 16, 2012
Signature	Date